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                                                               Exhibit No. 10.06

                                    [GRAPHIC]

To:        Tom Barker
From:      WSTC Comp. Committee
Date:      December 21, 2001

Re:        2002 Compensation Plan - Exhibit A

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The 2002 compensation plan for your employment as President and Chief Executive
Officer for West Corporation is as follows:

1. Your base salary will be $475,000.00. Should your employment terminate before the end of the year, you will be compensated for your services through the date of your actual termination per your Employment Agreement. This will be reviewed on an annual basis and revised, if necessary, in accordance with the consumer price index.

2. Effective January 1, 2002, you will be eligible to receive a performance bonus based on year-to-date growth of profits over the same period of the prior year. Any such bonus will be calculated by multiplying the year-to-date growth in profits for each quarter by the corresponding profit growth participation factor from the table below, minus bonus paid year-to-date for the respective calendar year.

                  Profit Growth             Profit Growth Participation Factor
                  -------------             ----------------------------------

                     0% - 14.99%                                      0
                   15% - 19.99%                                    .025
                   20% - 24.99%                                    .04
                   25% +                                           .045

         Please note that a negative year-to-date profit calculations at the end of any given quarter will result in "loss carry forward" to be applied to the next quarterly year-to-date calculation. All bonuses will be paid within thirty (30) days of the end of the quarter.

3. For the purposes of this Exhibit A, profit shall be defined as pre-tax profit growth of the Company on a consolidated basis.

4. Profit and income derived from mergers, acquisitions, joint ventures or other non-operating income will be reviewed by the Company upon completion of the transaction to determine inclusion in the compensation plan. In the event West Corporation changes its business plan or acquires another company, the Company reserves the right to review your compensation package and revise, in its sole discretion, as it deems appropriate.

5. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

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Exhibit A - T. Barker
December 21, 2001
Page Two
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5.       At the discretion of management, you may receive an additional bonus based on the Companies' and your individual performance.

6. Your Compensation Plan for the year 2003 will be presented in December, 2002.



                                                 /s/ Tom Barker
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                                              Employee - Tom Barker